Exhibit (m)(ii)

SCHEDULE A

CAMBRIA ETF TRUST

The following series of Cambria ETF Trust are subject to this Plan, at the fee rates specified:

Fund	Fee (as a Percentage of Average Daily Net Assets of the Fund)*
Cambria Cannabis ETF	0.25%
Cambria Emerging Shareholder Yield ETF	0.25%
Cambria Foreign Shareholder Yield ETF	0.25%
Cambria Global Asset Allocation ETF	0.25%
Cambria Global Momentum ETF	0.25%
Cambria Global Value ETF	0.25%
Cambria Shareholder Yield ETF	0.25%
Cambria Tail Risk ETF	0.25%
Cambria Trinity ETF	0.25%
Cambria Value and Momentum ETF	0.25%
Cambria Global Real Estate ETF	0.25%
Cambria Buyout ETF	0.25%
Cambria Venture ETF	0.25%
Cambria Domestic Tax Optimized ETF	0.25%
Cambria Foreign Tax Optimized ETF	0.25%
Cambria Managed Futures Strategy ETF	0.25%
Cambria Superinvestors ETF	0.25%
Cambria Trend Following ETF	0.25%
Cambria Endowment Style ETF	0.25%
Cambria Global Tail Risk ETF	0.25%
Cambria Micro and SmallCap Shareholder Yield ETF	0.25%
Cambria Tactical Yield ETF	0.25%

*	The determination of daily net assets shall be made at the close of business each day throughout the month and computed in the manner specified in the then current Prospectus for the determination of the net asset value of Creation Units. Plan payments shall be made within ten (10) days of the end of each calendar month unless otherwise agreed by the parties and approved or ratified by the Trustees.

Adopted: April 25, 2013

Amended and Restated: April 1, 2020

As Last Revised: December 21, 2023